 Filed pursuant to Rule 433 | Registration Statement Nos. 333- 162193 and 333-162193-01
                                                                     December 22, 2011

December 2010, Presented by Pacer Financial

RBS US Large Cap
Trendpilot(TM) ETN
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NYSE Arca: TRND
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                                      RBS Logo

FOR REGISTERED INVESTMENT ADVISOR/BROKER- DEALER -- CLIENT PRESENTATION ONLY.
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 Important Notice                                                855.727.3877 | 2

The following presentation outlines certain key features of the RBS US Large Cap
Trendpilot(TM) ETNs (RBS ETNs), which track the RBS US Large Cap Trendpilot(TM)
Index (USD). The RBS ETNs are unsecured and unsubordinated obligations of The
Royal Bank of Scotland N.V. (RBS NV), and are fully and unconditionally guaranteed by RBS Holdings N.V. (RBS Holdings) . This presentation does not contain all of the material terms or risks related to the RBS ETNs. You should carefully read the pricing supplement and prospectus for these RBS ETNs, and consult your investment, legal, accounting, tax and other advisors, before investing.

The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings)
have filed a registration statement (including a prospectus) with the U.S.
Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS
Holdings, and the offering. You may get these documents for free by visiting
EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS
Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).
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Before your takeoff

For your flight

Plan for weather conditions
Reduce turbulence in bad weather

Check your equipment
Know the manufacturer

For your investments
Set your goals/time table
Use an objective and transparent trend-following strategy using the
Trendpilot(TM) methodology
Exchange Traded Notes (ETNs)
The Royal Bank of Scotland N.V.

Now it's time to develop your strategy and set your course.
To get from point A to point B ask: What are my goals? When do I need to achieve them?
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Plan for Weather Conditions

Look at past market patterns and determine what problems could arise. How have recent market conditions affected your clients?

[GRAPHIC OMITTED]
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Plan for Weather Conditions
The problem with a traditional buy and hold strategy.

The mathematics of recovery: Many have experienced major portfolio losses.

             At an annual rate of return of:
             ----------------------------------------------------------------
                        1%     5%       7%      10%
             ----------------------------------------------------------------
Hypothetical It will take this many years to recoup losses: (assuming returns compounded annually)
--------------------------------------------------------------------------------
Hypothetical
Investment A          22.43   4.57     3.30     2.34
- 20%
Hypothetical
Investment B          35.85   7.31     5.27     3.74
- 30%
Hypothetical
Investment C          51.34  10.47     7.55     5.36
- 40%
- 40%
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Avoid Trending Bear Markets

The Trendpilot(TM) methodology tracks the S and P 500([R]) Total Return Index when the market is trending positive and 3-month U.S. Treasury bills when the market is trending down.

[GRAPHIC OMITTED]

This slide illustrates the Trendpilot(TM) methodology based on hypothetical movements in the S and P 500([R]) Total Return Index and its 200-business day simple moving average. This slide does not demonstrate historical data, and is not an indication of how the S and P 500([R]) Total Return Index or the
Trendpilot(TM) methodology will perform in the future.
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Reduce Turbulence in Bad Weather

Trendpilot(TM) follows a rules-based methodology that tracks the S and P 500[R]
Total Return Index in a trending bull market and tracks a hypothetical investment in 3-month U.S. Treasury bills in trending bear markets.

The trend is observed each business day.

S and P 500([R]) Total Return Index AT or ABOVE or BELOW its 200-Business Day
Simple Moving Average.

[GRAPHIC OMITTED]

Positive trend - AT or ABOVE the 200-business day simple moving average for 5 business days in a row
Tracks S and P 500[R] Total Return Index.

Return will track the current benchmark
(Whether the S and P 500([R]) Total Return Index or yield on a hypothetical notional investment in 3-month Treasury bills) until a 5-consecutive business day trend is observed.

Negative trend - BELOW the 200-business day simple
moving average for 5 business days in a row
Tracks the yield on a hypothetical notional investment in 3-month U.S.
Treasury bills.

*The RBS US Large Cap Trendpilot(TM) Index (USD) will implement any trend reversal at the open of trading on the second business day immediately following the business day on which the trend switches from positive to negative or from negative to positive, as the case may be.

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Reduce Turbulence in Bad Weather

Seek to participate in rising markets and get out early during falling markets.

[GRAPHIC OMITTED]

The RBS US Large Cap Trendpilot Index (the "Index") was only created on
11/16/2010. All Index data prior to 11/16/2010 are based on retrospective calculations. The graph above illustrates the retrospectively calculated performance of the Index from 5/31/91 to 11/30/10 in comparison with historical levels of the S and P 500[R] Total Return Index, S and P 500([R]) Index and the
historical 200-business day simple moving average of the S and P 500 ([R]) Total
Return Index over the same periods. Please be aware that an investment in the
Index was not possible during the time periods presented above. Further, RBS NV may redeem the RBS ETNs at any time at its option. If RBS NV does so, you may not be able to own any investment in the RBS ETNs or the Index over any minimum time period.

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855.727.3877 | 9

Index Comparison

(11/30/00 – 11/30/10)

	1-Year Return %	3-Year Return % Annualized	5-Year Return % Annualized	10-Year Return % Annualized
RBS US Large Cap Trendpilot™ Index	-1.08%	5.82%	6.55%	6.55%
S&P 500® Total Return Index	9.94%	-5.15%	0.98%	0.81%
S&P 500® Index	7.75%	-7.28%	-1.13%	-1.07%

Source: Bloomberg

The *1-Year Return* above illustrates the retrospectively calculated annual return of the RBS US Large Cap Trendpilot Index (the "Index"), and the historical returns of the S&P 500® Price Return Index and the S&P 500® Total Return Index from 11/30/2009 to 11/30/2010.

Annualized Returns in the chart above illustrates the geometric average annualized return of the Index, S&P 500® Price Return Index and the S&P 500® Total Return Index, as applicable, based on the cumulative return of the applicable index over the relevant periods (from 11/30 of the third, fifth and tenth year prior, as applicable, and ending on 11/30/2010), assuming annual compounding. Geometric average annualized return in this case means the constant rate of return applied to each year within the relevant period, compounded annually, resulting in the cumulative return of the applicable index over the relevant period.

Please be aware that the Index did not exist and an investment in the Index was not possible during the time periods presented above. Further, RBS NV may redeem the RBS ETNs at any time at our option. If RBS NV does so, you may not be able to own any investment in the RBS ETNs or the Index over any minimum time period. **The retrospectively calculated and historical index performance should not be taken as any indication of future performance of any of the indices or the RBS ETNs. The performance information below also does not include the RBS ETN investor fee or any transaction costs or expenses.**

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Index Returns

[GRAPHIC OMITTED]

Source: Bloomberg. The 1-Year Annual Returns above illustrate the retrospectively calculated annual returns of the RBS US Large Cap Trendpilot
Index (the "Index"), and historical returns of the S and P 500([R]) Price Return
Index and the S and P 500([R]) Total Return Index for each calendar year from
1992 through 2009, and 11/30/2009 through 11/30/2010 for 2010. Annualized
Returns in the charts above illustrate the geometric average annualized return of the Index, S and P 500([R]) Price Return Index and the S and P 500([R]) Total
Return Index, as applicable, based on the cumulative returns of the applicable index over the relevant periods (from 12/31 of the third, fifth and tenth year prior, as applicable, ending on 12/31 for each year presented through 2009; and
from 11/30 of the third, fifth and tenth year prior, as applicable, and ending
11/30/2010 for 2010), assuming annual compounding. Geometric average annualized returns in this case means the constant rate of return applied to each year within the relevant period, compounded annually, resulting in the cumulative return of the applicable index over the relevant period. Please note that because the Index did not exist prior to 11/16/2010, an investment in the Index was not possible during the time periods presented above. Further, because RBS
NV may redeem the RBS ETNs at any time at its option, you may not be able to own any investments in the RBS ETNs or in the Index over any minimum time period.
The retrospectively calculated and historical index performance should not be taken as any indication of future performance of any of the indices or the RBS
ETNs. The performance information below also does not include the RBS ETN investor fee or any transaction costs or expenses.

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855.727.3877 | 11

Know Your Equipment

RBS Exchange Traded Notes (RBS ETNs)

Repurchase/ Redemption

- You may offer your RBS ETNs to RBS NV for repurchase on or prior to 11/29/2040.
- 40,000 RBS ETNs for any single repurchase.
- RBS NV may redeem all of the RBS ETNs at its discretion at any time prior to 12/5/2040.

Tax Considerations

Significant tax aspects of the tax treatment of the RBS ETNs are uncertain. Under current tax regulations, you should recognize taxable capital gains or loss upon:

- sale;
- exchange; or
- retirement of the RBS ETNs.

Please consult your tax advisor.

Fees

- The RBS ETNs are subject to investor fees, which accrue on a daily basis at a rate of either:
- 1.00% per annum when the Trendpilot™ Index is tracking the S&P500 Total Return Index,
- 0.50% per annum when the Trendpilot™ Index is tracking a hypothetical notional investment in 3-month U.S. Treasury bills.

Maturity

- Maturity date: 12/7/2040
- Unless earlier redeemed or repurchased, the RBS ETNs mature on 12/7/2040, in which case the investor will be entitled to receive a cash payment equal to the daily redemption value of the RBS ETNs on the final valuation day of 12/4/2040.

The maturity date and final valuation date may be postponed for up to 5 business days under certain circumstances.

TRND
LISTED
NYSE
ARCA

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Risk Considerations

An investment in the RBS ETNs involve significant risks. You should carefully consider the risks and read the Risk Factors section in the pricing supplement before investing. Certain key investment risks include the following:

- You may lose all or a significant portion of your investment if the Trendpilot™ Index performs poorly. Not FDIC insured.
- The RBS ETNs do not pay interest.
- The credit risk of RBS NV, as the issuer, and RBS Holdings NV, as the guarantor, may adversely affect the market value of the RBS ETNs.
- The Trendpilot™ Index was created by The Royal Bank of Scotland plc, and affiliate of the issuer, only on 11/16/2010 and has a very limited history
- The Trendpilot™ Index is expected to perform poorly in volatile markets, and may underperform the S&P 500® Total Return Index.
- Your returns will be reduced by the investor fee (which is 1.00% per annum when the Trendpilot™ Index is tracking the S&P 500® Total Return Index and 0.50% per annum when the Trendpilot™ Index is tracking a hypothetical notional investment in 3-month U.S. Treasury bills). The investor fee accrues daily.
- You can only offer your RBS ETNs for repurchase by RBS NV if you offer at least 40,000 RBS ETNs for any single repurchase.
- RBS NV can redeem your RBS ETNs at any time at its option, in which case you will be exposed to reinvestment risk.
- The market value of the RBS ETNs will fluctuate and will be influenced by many factors, including the level and volatility of the Trendpilot™ Index, supply/demand for the RBS ETNs, and market conditions generally.
- Liquidity in the RBS ETNs may vary over time.

TRND
LISTED
NYSE
ARCA

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How to Do Business/
How to Buy RBS ETNS

Traded on the NYSE Arca during normal business hours
9:30am -- 4:00pm

Ticker: TRND
Intraday: TRND.IV
CUSIP 78009L308
ISIN US78009L3087
Bloomberg Index ticker: TPLCUT

[]   RBS ETNs are available through your firm's trading desk.

[]   Short sales available subject to SEC rules.

[]   No minimum purchase -- RBS ETNs can be bought and sold on NYSE Arca at their market price on the secondary market similar to other exchange traded securities.

[]   Broker-Dealers may purchase block orders directly through RBS Securities
     Inc. if they have entered into a Master Selected Dealer Agreement with RBS
     Securities Inc.
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855.727.3877
(855.RBS.ETPS)

RBS
The Royal Bank of Scotland

RBS US Large Cap Trendpilot™ Index (USD) (Index) is the property of The Royal Bank of Scotland plc, which has contracted with Standard & Poor's Financial Services LLC (S&P) to maintain and calculate the Index. The S&P 500® Index is the exclusive property of S&P and has been licensed for use by RBSSI and its affiliates in connection with the Index. S&P shall have no liability for any errors or omissions in calculating the Index. "Standard & Poor's®," "S&P®" and "S&P 500®" are registered trademarks of S&P. "Calculated by S&P Custom Indices" and its related stylized mark are service marks of S&P and have been licensed for use by RBSSI and its affiliates. The RBS ETNs are not sponsored, endorsed, sold or promoted by S&P or its affiliates, and neither S&P nor its affiliates make any representation regarding the advisability of investing in the RBS ETNs.